Exhibit 99.2

News release for immediate release
Contact information:
Heather J. Wietzel, Vice President, Investor Relations
217-788-5144 | investorrelations@horacemann.com
Horace Mann reports first-quarter 2022 net income of $0.35 per share and core earnings* of $0.64 per share
•Sales momentum continues, with additional contribution from newly acquired Madison National’s suite of employer-sponsored benefit products for K-12 school districts
◦Niche education market focus and multi-year emphasis on products, distribution and infrastructure setting stage for education market share growth
•Property & Casualty segment earnings declined, leading to lower net income and core earnings; steady earnings in Life & Retirement and Supplemental & Group Benefit segments
◦Property & Casualty segment year-over-year comparison unfavorable due to pandemic-related low level of auto loss activity in prior-year quarter; industry-sector impact of inflation on current auto loss cost trends; and limited partnership returns below targeted historic average in this segment
◦Auto combined ratio improved 6.6 points from fourth-quarter 2021
•Higher interest rates resulted in book value per share decline of 9% due to lower unrealized gains in the fixed-maturity portfolio; adjusted book value per share* up 5% from a year ago
◦Total net investment income up 3% over last year’s first quarter; higher interest rates will benefit future net investment income
•Due primarily to impact of inflation on auto loss costs, expectation for 2022 EPS now at lower end of $3.45-$3.65 guidance range; continue to target 10% average annual EPS growth and sustained double-digit ROEs in 2023 and beyond
◦Increasing auto rate plan to achieve high-single to low-double digit rate increases by end of year
◦Growing market share supports progress toward long-term objective of sustainable double-digit ROE

SPRINGFIELD, Ill., May 5, 2022 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three months ended March 31, 2022:

($ in millions, except per share amounts)	Three Months Ended March 31,
	2022	2021	% Change
Total revenues	$346.8	$322.0	7.7%
Net income	14.5	39.3	-63.1%
Net investment losses after tax	(12.2)	(7.1)	N.M.
Core earnings*	26.7	46.4	-42.5%
Adjusted core earnings*	32.0	48.5	-34.0%
Per diluted share:
Net income	0.35	0.93	-62.4%
Net investment losses after tax	(0.29)	(0.17)	N.M.
Core earnings per diluted share*	0.64	1.10	-41.8%
Adjusted core earnings per diluted share*	0.76	1.15	-33.9%
Book value per share	37.14	40.83	-9.0%
Adjusted book value per share*	36.65	34.95	4.9%
Tangible book value per share*	30.47	30.17	1.0%
N.M. - Not meaningful.
* These measures are not based on accounting principles generally accepted in the United States of America (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Appendix to the Investor Supplement. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the Securities and Exchange Commission.

The Horace Mann Companies 1 Horace Mann Plaza Springfield, Illinois 62715-0001
217-789-2500 www.horacemann.com

“In the first quarter of 2022, we officially welcomed about 340,000 educator households and 80 employees to Horace Mann with the completion of our acquisition of Madison National Life Insurance Company,” said Horace Mann President and CEO Marita Zuraitis. “Horace Mann can now reach educators through employer-sponsored benefits at the district level, as well as through our direct channels and local, trusted advisors with insurance and financial services solutions.
“In the first quarter, our Supplemental & Group Benefits segment continued its sales momentum with Madison National meeting management’s expectations. We continue to be optimistic about the long-term growth potential of employer-sponsored and voluntary offerings sold through the worksite,” Zuraitis said. “In addition, we saw consistent growth in our Retirement offerings, with annuity contract deposits up 6% over prior year. In fact, April was the strongest sales month we've had for P&C products since the beginning of the pandemic and voluntary supplemental sales were double last April.
“While we see continued top-line sales progress that supports our long-term outlook, first-quarter Property & Casualty segment results were lower than a year ago, which was due to several factors,” Zuraitis continued. “First, as expected, frequency is nearing pre-pandemic levels. Second, in line with the broader industry, we are seeing inflation driving higher Property & Casualty loss costs. The impact of inflation was most evident in March, but the effect in April appeared more similar to January and February. As our marketing strategy emphasizes customer cross-sell and retention, we have long focused on offering a fair auto price over the life of a customer relationship. However, to address accelerating inflation, the auto rate plan for 2022 now includes rate increases in the high-single to low-double-digit range in states representing almost 80% of our premiums. Finally, for this segment, net investment income was impacted by a lower return on limited partnerships.
“As we continue to leverage our education market focus, we remain confident that we will increase our share of the education market as we grow through all channels over the course of the next several years,” Zuraitis said. “Due to the impact of inflation on our nearer-term auto results as well as the potential impact of market volatility on DAC unlocking, we now believe our 2022 core EPS is more likely to be at the lower end of the guidance range of $3.45-$3.65 we provided when we announced year-end 2021 results. We continue to assume a full-year limited partnerships portfolio contribution in line with our average historical returns and full-year catastrophe losses in line with our 10-year average.
“Beginning in 2023, we are targeting 10% average annual EPS growth and sustained double-digit ROEs, driven by our profitable growth,” Zuraitis added. “We expect the stronger and more diverse company that Horace Mann has become continues to pay more than $50 million in cash dividends each year while generating an additional $50 million in excess capital. Going forward, we expect to continue to prioritize growth in our capital plans. At the same time, we are committed to our 14-year track record of annual increases in our cash dividend and returning capital to shareholders through repurchases. The board increased our cash dividend payout by 3% in March to an annualized rate of $1.28.”

Operating Segment Results
Beginning with first quarter 2022, Horace Mann is reporting financial results in three operating segments: (1) Property & Casualty, (2) Life & Retirement, and (3) Supplemental & Group Benefits. The retail business, consisting of the Property & Casualty and Life & Retirement segments, provides insurance and financial services to individual educators through agency and direct channels. The Supplemental & Group Benefits segment provides voluntary and employer-sponsored benefits through school district employers. These worksite offerings help school districts attract and retain staff. This segment includes the results of Madison National Life Insurance Company, Inc. (Madison National) that was acquired effective January 1, 2022.
Property & Casualty segment results reflect inflation pressures on auto loss costs
(All comparisons vs. same period in 2021, unless noted otherwise)
The Property & Casualty insurance segment primarily markets private passenger auto insurance and residential home insurance. Horace Mann offers standard auto coverages, including liability, collision and comprehensive. Property coverage includes both homeowners and renters policies. For both auto and property coverage, Horace Mann offers educators a discounted rate and the Educator Advantage® package of features. The Property & Casualty segment represented 51% of 2021 total revenues and contributed $57.0 million to 2021 core earnings.

($ in millions)	Three Months Ended March 31,
	2022	2021	Change
Property & Casualty net premiums written*	$139.6	$141.8	-1.6%
Property & Casualty net income / core earnings*	8.5	27.9	-69.5%
Property & Casualty combined ratio	98.4%	86.2%	12.2	pts
Property & Casualty underlying loss ratio*	67.3%	53.8%	13.5	pts
Property & Casualty expense ratio	26.3%	25.4%	0.9	pts
Property & Casualty catastrophe losses	4.8%	7.0%	-2.2	pts
Property & Casualty underlying combined ratio*	93.6%	79.2%	14.4	pts
Auto combined ratio	101.8%	84.2%	17.6	pts
Auto underlying loss ratio*	75.5%	58.8%	16.7	pts
Property combined ratio	92.3%	90.1%	2.2	pts
Property underlying loss ratio*	52.3%	44.0%	8.3	pts

Property & Casualty segment core earnings primarily reflected the anticipated increase in auto loss frequency toward pre-pandemic levels and higher auto loss severity due to inflation as well as lower net investment income due to performance of this segment’s limited partnership portfolio. These factors more than offset catastrophe losses below last year’s level.
Policyholder catastrophe losses were $7.3 million, which added 4.8 points to the combined ratio, from 11 events, compared to $11.0 million or 7.0 points in last year’s first quarter, from 13 events. The auto underlying loss ratio was 75.5%, compared to 58.8% in last year’s first quarter. Driving patterns continue their return to historic levels and severity continues to rise, impacted by inflation, and was unusually high in March. Property delivered a strong underlying loss ratio of 52.3%, although higher than last year’s first quarter.
As expected, Property & Casualty net premiums written were slightly below last year’s first quarter as the benefit of stronger retention is being offset by new business volumes that remain below historical levels due to the lingering effect of the pandemic on sales. Auto average net premiums were level with last year as pandemic-related mileage changes have stabilized. Property average net premiums were up over 5% as inflation adjustments to coverage values begin to take effect.

Life & Retirement segment benefits from continued growth in net annuity contract deposits
(All comparisons vs. same period in 2021, unless noted otherwise)
The Life & Retirement segment markets 403(b) tax-qualified fixed, fixed indexed and variable annuities; the Horace Mann Retirement Advantage® open architecture platform for 403(b)(7) and other defined contribution plans; and other retirement products to educators as well as traditional term and whole life insurance products. Horace Mann is one of the largest participants in the K-12 educator portion of the 403(b) tax-qualified annuity market, measured by 403(b) net premiums written on a statutory accounting basis. The Life & Retirement segment represented 37% of 2021 total revenues and contributed $68.4 million to 2021 core earnings.

($ in millions)	Three Months Ended March 31,
	2022	2021	Change
Life & Retirement net income / core earnings*	$11.8	$11.4	3.5%
Life & Retirement adjusted core earnings*	14.0	11.1	26.1%
Life annualized sales*	1.8	2.0	-10.0%
Life mortality costs	12.2	14.6	-16.4%
Net annuity contract deposits*	112.0	105.8	5.9%
Annuity assets under management(1)	5,185.6	4,991.7	3.9%
Total assets under administration(2)	9,078.8	8,926.1	1.7%
(1)     Amount reported as of March 31, 2022 excludes $767.8 million of assets under management held under modified coinsurance reinsurance.
(2)    Includes Annuity AUM, Brokerage and Advisory AUA, and Recordkeeping AUA.

Life & Retirement segment core earnings were up 3.5% with total benefits and expenses unchanged. Adjusted core earnings, which excludes DAC unlocking, were up 26.1%.
For the Retirement business, net annuity contract deposits rose 5.9% over last year’s first quarter. Horace Mann’s relationship with educators often begins with 403(b) retirement savings products, including the company’s attractive annuity products, which provide encouraging cross-sell opportunities. Total cash value persistency remained strong at 94.3%. The net interest spread was 286 points, up from a year ago, reflecting strong investment returns.
Horace Mann currently has $5.2 billion in annuity assets under management, including $2.2 billion of fixed annuities, $2.5 billion of variable annuities and $0.5 billion of fixed indexed annuities. Assets under administration, which includes Retirement Advantage and other advisory and recordkeeping assets, was up 1.7% from a year ago, as assets under management rose due to strong equity market performance through the end of 2021.
Life annualized sales were slightly below last year with persistency for life products of 96.2% remaining in line with prior periods.

Supplemental & Group Benefits segment sales up over 2021
(All comparisons vs. same period in 2021, unless noted otherwise)
The Supplemental & Group Benefits segment markets employer-sponsored group worksite solutions for districts and other public employers, as well as voluntary products typically distributed through the worksite channel. The worksite business provides group term life, disability and specialty health insurance along with voluntary supplemental products including cancer, heart, hospital, supplemental disability and accident coverages. The Supplemental & Group Benefits segment represented 12% of 2021 total revenues and contributed $46.0 million to 2021 core earnings.

($ in millions)	Three Months Ended March 31,
	2022	2021	Change
Supplemental & Group Benefits net income / core earnings*	$11.2	$11.3	-0.9%
Supplemental & Group Benefits adjusted core earnings*	14.3	13.7	4.4%
Pretax profit margin(1)	18.2%	37.7%	-19.5	pts
Net premiums earned	$69.9	$32.4	115.7%
Voluntary products sales*	1.4	1.0	40.0%
Employer-sponsored products sales*	2.3	—	N.M.
Voluntary products benefits ratio	29.3%	30.9%	-1.6	pts
Employer-sponsored products benefits ratio	66.1%	—	N.M.
(1)    Measured to total revenues.

Supplemental & Group Benefits segment core earnings were down slightly with adjusted core earnings up 4.4%. Adjusted core earnings exclude the non-cash impact of amortization of intangible assets under purchase accounting that reduced core earnings by $3.9 million pretax vs. $2.9 million in the first quarter of 2021.
The pre-tax profit margin declined because of the addition of the newly acquired employer-sponsored products, which are expected to generate a lower margin than voluntary products. In the first quarter, total benefits also reflected normal seasonality for the employer-sponsored products.
Total sales for the segment were $3.7 million. Sales of voluntary products were $1.4 million in the first quarter, a 40.0% increase over prior year, with persistency remaining very strong at 92.1%. Sales of employer-sponsored products added another $2.3 million, in line with management’s expectations.

Consolidated Results
Horace Mann’s investment strategy is primarily focused on generating income to support product liabilities, and balances principal protection and risk. Total net investment income includes net investment income on the investment portfolio managed by Horace Mann, as well as accreted investment income on the deposit asset on reinsurance related to the company’s reinsurance of policy liabilities related to legacy individual annuities written in 2002 or earlier.
Investment income up 3% over prior year
(All comparisons vs. same period in 2021, unless noted otherwise)

($ in millions)	Three Months Ended March 31,
	2022	2021		Change
Pretax net investment income - investment portfolio	$73.0	$71.1		2.7%
Pretax investment income - deposit asset on reinsurance	24.9	24.4		2.0%
Total pretax net investment income	97.9	95.5		2.5%
Pretax net investment losses	(15.5)	(9.0)		N.M.
Pretax net unrealized investment gains on fixed maturity securities	16.7	363.6		-95.4%
Investment yield on fixed income portfolio, pretax - annualized	4.26%	4.16%	0.10	pts
N.M. - Not meaningful.

Total net investment income was up 2.5%, or $2.4 million. Net investment income on the managed portfolio rose 2.7% due to yield expansion in the core fixed income portfolio and growth in both the commercial mortgage loan and limited partnership portfolios. The company’s fixed maturity securities portfolio is in a net unrealized investment gain position of $16.7 million pretax at March 31, 2022.
Adjusted book value per share* up 5% year over year
At March 31, 2022, shareholders’ equity was $1.54 billion, or $37.14 per share, as higher interest rates resulted in lower unrealized gains in the fixed-maturity portfolio. Excluding net unrealized investment gains on fixed maturity securities, shareholders’ equity was $1.52 billion, or $36.65 per share.* During the first quarter, Horace Mann repurchased 59,746 shares of common stock at an average price of $37.14. As of March 31, 2022, $13.1 million remained authorized for future share repurchases under the share repurchase program.
At March 31, 2022, total debt was $502.7 million, with $249.0 million outstanding on the company’s line of credit. The ratio of debt-to-capital excluding net unrealized investment gains* was 24.9% at March 31, 2022, which aligns with levels appropriate for the company’s current financial strength ratings.
Segment outlook for 2022
Horace Mann’s outlook for 2022 reflects accretion from newly acquired Madison National as well as estimates of the initial contributions of strategic growth initiatives. Due to the impact of inflation on auto loss costs as well as the potential impact of market volatility on DAC unlocking, management’s expectation for 2022 EPS is now at the lower end of the $3.45-$3.65 guidance range previously announced. Full-year net investment income from the managed portfolio is estimated to be in line with 2021, with limited partnership portfolio returns modeled closer to the historical averages. Results for each segment will reflect different considerations:
•Property & Casualty segment 2022 core earnings: In 2022, the underlying auto loss ratio is expected to be higher than original expectations due to inflation. The longer-term combined ratio target remains 95-96%. The assumption for catastrophe losses continues to be approximately 9.5 points on the combined ratio, in line with the 10-year average. Net investment income in 2022 is expected to be lower in this segment, as it benefited from strong limited partnership returns in 2021.
•Life & Retirement segment 2022 core earnings: Net investment income is expected to be up slightly compared to 2021, maintaining the net investment spread near the 2021 level. The assumption for mortality is a return to actuarial expectations.
•Supplemental & Group Benefits segment 2022 core earnings: Claims utilization is expected to be near pre-pandemic levels leading to full-year 2022 benefit ratios of about 35% for voluntary products and about 50% for employer-sponsored products. Amortization of intangible assets is expected to be approximately $13 million, or 30 cents per share (after tax).

About Horace Mann
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group insurance and financial solutions tailored to the needs of the educational community. Founded by Educators for Educators® in 1945, Horace Mann is headquartered in Springfield, Illinois. For more information, visit horacemann.com.
Quarterly webcast
Horace Mann’s senior management will discuss the company’s first-quarter financial results with investors on May 6, 2022 at 11:00 a.m. Eastern Time. The conference call will be webcast live at investors.horacemann.com and archived later in the day for replay.
Safe Harbor Statement and Non-GAAP Measures
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the company’s past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.
# # #

HORACE MANN EDUCATORS CORPORATION
Financial Highlights (Unaudited)

($ in millions, except per share data)	Three Months Ended March 31,
	2022	2021	% Change
Earnings Summary
Net income	$14.5	$39.3	-63.1%
Net investment losses , after tax	(12.2)	(7.1)	N.M.
Core earnings*	26.7	46.4	-42.5%
Adjusted core earnings*	32.0	48.5	-34.0%

Per diluted share:
Net income	$0.35	$0.93	-62.4%
Net investment losses , after tax	(0.29)	(0.17)	N.M.
Core earnings*	0.64	1.10	-41.8%
Adjusted core earnings*	0.76	1.15	-33.9%

Weighted average number of shares and equivalent shares (in millions) - Diluted	42.1	42.1	—%

Return on Equity
Net income return on equity - LTM(1)	6.8%	9.3%
Net income return on equity - annualized	3.5%	9.0%
Core return on equity - LTM*(2)	8.8%	11.2%
Core return on equity - annualized*	7.0%	12.9%
Adjusted core return on equity - LTM*(3)	9.7%	11.7%
Adjusted core return on equity - annualized*	8.4%	13.5%

Financial Position
Per share:(4)
Book value	$37.14	$40.83	-9.0%
Effect of net unrealized investment gains on fixed maturity securities(5)	$0.49	$5.88	-91.7%
Dividends paid	$0.32	$0.31	3.2%
Ending number of shares outstanding (in millions)(4)	41.4	41.5	-0.2%
Total assets	$14,427.4	$13,745.5	5.0%
Short-term debt	249.0	135.0	84.4%
Long-term debt	253.7	302.4	-16.1%
Total shareholders’ equity	1,536.8	1,692.9	-9.2%

Additional Information
Net investment losses
Before tax	$(15.5)	$(9.0)	N.M.
After tax	(12.2)	(7.1)	N.M.
Per share, diluted	$(0.29)	$(0.17)	N.M.
N.M. - Not meaningful.
(1)    Based on last twelve months net income and average quarter-end shareholders’ equity.
(2)    Based on last twelve months core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(3)    Based on last twelve months adjusted core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(4)    Ending shares outstanding were 41,381,082 at March 31, 2022 and 41,466,646 at March 31, 2021.
(5)    Net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

HORACE MANN EDUCATORS CORPORATION
Consolidated Statements of Operations and Data (Unaudited)

($ in millions)	Three Months Ended March 31,
	2022	2021	% Change
Consolidated Statements of Operations
Net premiums and contract charges earned	$255.9	$227.6	12.4%
Net investment income	97.9	95.5	2.5%
Net investment losses	(15.5)	(9.0)	N.M.
Other income	8.5	7.9	7.6%
Total revenues	346.8	322.0	7.7%

Benefits, claims and settlement expenses	177.0	134.3	31.8%
Interest credited	40.8	50.6	-19.4%
Operating expenses	76.8	58.0	32.4%
DAC unlocking and amortization expense	26.4	24.1	9.5%
Intangible asset amortization expense	4.2	3.3	27.3%
Interest expense	3.9	3.5	11.4%
Total benefits, losses and expenses	329.1	273.8	20.2%

Income before income taxes	17.7	48.2	-63.3%
Income tax expense	3.2	8.9	-64.0%
Net income	$14.5	$39.3	-63.1%

Net Premiums Written and Contract Deposits*
Property & Casualty	$139.6	$141.8	-1.6%
Life & Retirement	136.4	130.3	4.7%
Supplemental & Group Benefits	70.2	32.3	117.3%
Total	$346.2	$304.4	13.7%

Segment Net Income (Loss)
Property & Casualty	$8.5	$27.9	-69.5%
Life & Retirement	11.8	11.4	3.5%
Supplemental & Group Benefits	11.2	11.3	-0.9%
Corporate & Other(1)	(17.0)	(11.3)	-50.4%
Net income	$14.5	$39.3	-63.1%
N.M. - Not meaningful.
(1)    Corporate & Other includes interest expense on debt and the impact of net investment gains and losses and other Corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 13.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended March 31,
	2022	2021	Change
Property & Casualty
Net premiums written*	$139.6	$141.8	-1.6%
Net premiums earned	150.2	155.8	-3.6%
Net investment income	7.2	10.8	-33.3%
Other income	0.8	2.1	-61.9%
Losses and loss adjustment expenses (LAE)	108.3	94.7	14.4%
Operating expenses (includes amortization expense)	39.4	39.5	-0.3%
Interest expense	—	0.1	-100.0%
Income before income taxes	10.5	34.4	-69.5%
Net income / core earnings*	8.5	27.9	-69.5%
Net investment income, after tax	6.1	9.0	-32.2%

Catastrophe losses
After tax	5.7	8.7	-34.5%
Before tax	7.3	11.0	-33.6%
Prior years’ reserve development, before tax(1)
Auto	—	—	—%
Property and other	—	—	—%
Total	—	—	—%

Operating statistics:
Loss and loss adjustment expense ratio	72.1%	60.8%	11.3	pts
Expense ratio	26.3%	25.4%	0.9	pts
Combined ratio	98.4%	86.2%	12.2	pts
Effect on the combined ratio of:
Catastrophe losses	4.8%	7.0%	-2.2	pts
Prior years’ reserve development(1)	—%	—%	—	pts
Combined ratio excluding the effects of catastrophe losses and prior years’ reserve development (underlying combined ratio)*	93.6%	79.2%	14.4	pts

Risks in force (in thousands)	547	575	-4.9%
Auto(2)	372	393	-5.3%
Property	175	182	-3.8%

Household Retention - LTM
Auto(3)	86.5%	83.5%	3.0	pts
Property(3)	89.3%	87.2%	2.1	pts
N.M. - Not meaningful.
(1)    (Favorable) unfavorable.
(2)    Includes assumed risks in force of 4.
(3)    Retention is based on retained households. History has been restated to reflect this change.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended March 31,
	2022	2021		Change
Life & Retirement
Net premiums written and contract deposits*	$136.4	$130.3		4.7%

Net premiums and contract charges earned	35.8	39.4		-9.1%
Net investment income	84.2	79.9		5.4%
Other income	4.9	4.8		2.1%

Death benefits / mortality cost(1)	12.2	14.6		-16.4%
Interest credited	40.7	50.5		-19.4%
Change in reserves	21.7	15.0		44.7%
Operating expenses	25.8	23.7		8.9%
DAC amortization expense, excluding unlocking	7.4	6.9		7.2%
DAC unlocking	2.5	(0.6)		N.M.
Intangible asset amortization expense	0.3	0.4		-25.0%

Income before income taxes	14.3	13.6		5.1%
Income tax expense (benefit)	2.5	2.2		13.6%
Net income	11.8	11.4		3.5%
Core earnings*	11.8	11.4		3.5%
Adjusted core earnings*	14.0	11.1		26.1%

Life policies in force (in thousands)	163	163		—%
Life insurance in force	$19,595	$19,028		3.0%
Lapse ratio - 12 months(1)	3.8%	3.9%	-0.1	pts

Annuity contracts in force (in thousands)	229	230		-0.4%
Retirement Advantage® contracts in force (in thousands)	16	13		23.1%
Total Persistency - LTM	94.3%	95.0%	-0.7	pts
N.M. - Not meaningful.
(1)    Ordinary life insurance.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended March 31,
	2022	2021	Change
Supplemental & Group Benefits
Net premiums and contract charges earned	$69.9	$32.4	115.7%
Net investment income	7.1	5.4	31.5%
Other income	1.6	0.7	128.6%
Benefits, settlement expenses and change in reserves	34.8	10.0	248.0%
Interest credited	0.1	0.1	—%
Operating expenses (includes DAC unlocking and amortization expense)	25.5	11.0	131.8%
Intangible asset amortization expense	3.9	2.9	34.5%
Income before income taxes	14.3	14.5	-1.4%
Net income / core earnings*	11.2	11.3	-0.9%
Adjusted core earnings*	14.3	13.7	4.4%

Benefits ratio(1)	49.9%	31.2%	18.7	pts
Operating expense ratio(2)	32.4%	28.6%	3.8	pts
Pretax profit margin(3)	18.2%	37.7%	-19.5	pts

Voluntary products benefits ratio	29.3%	30.9%	-1.6	pts
Voluntary premium persistency (rolling 12 months)	92.1%	91.5%	0.6	pts
Employer-sponsored products benefits ratio	66.1%	—%	N.M.
N.M. - Not meaningful.
(1)    Ratio of benefits to net premiums earned.
(2)    Ratio of operating expenses to total revenues.
(3)    Ratio of income before taxes to total revenues.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended March 31,
	2022	2021	% Change
Corporate & Other(1)
Components of loss before tax:
Net investment losses	$(15.5)	$(9.0)	N.M.
Interest expense	(3.9)	(3.4)	-14.7%
Other operating expenses, net investment income and other income	(2.0)	(1.9)	-5.3%
Loss before income taxes	(21.4)	(14.3)	-49.7%
Net loss	(17.0)	(11.3)	-50.4%

Investments
Life & Retirement
Fixed maturity securities, at fair value (amortized cost, net 2022, $4,640.3; 2021, $4,633.2)	$4,660.0	$4,918.0	-5.2%
Equity securities, at fair value	99.5	91.4	8.9%
Short-term investments	15.4	87.0	-82.3%
Policy loans	140.1	146.7	-4.5%
Limited partnership interests	567.3	329.9	72.0%
Other investments	60.5	58.4	3.6%
Total Life & Retirement investments	5,542.8	5,631.4	-1.6%
Property & Casualty
Fixed maturity securities, at fair value (amortized cost, net 2022, $629.6; 2021, $787.6)	640.7	846.4	-24.3%
Equity securities, at fair value	18.1	41.4	-56.3%
Short-term investments	3.4	3.6	-5.6%
Limited partnership interests	182.7	138.0	32.4%
Other investments	1.1	1.1	—%
Total Property & Casualty investments	846.0	1,030.5	-17.9%
Supplemental & Group Benefits
Fixed maturity securities, at fair value (amortized cost, net 2022, $700.8; 2021, $572.0)	686.7	591.9	16.0%
Equity securities, at fair value	8.2	6.2	32.3%
Short-term investments	108.0	9.0	N.M.
Policy loans	0.9	0.9	—%
Limited partnership interests	51.9	37.3	39.1%
Other investments	7.5	2.7	177.8%
Total Supplemental & Group Benefits investments	863.2	648.0	33.2%
Corporate & Other
Equity securities, at fair value	1.0	1.0	—%
Short-term investments	0.1	2.2	-95.5%
Total Corporate & Other investments	1.1	3.2	-65.6%
Total investments	$7,253.1	$7,313.1	-0.8%
Net investment income - investment portfolio
Before tax	$73.0	$71.1	2.7%
After tax	58.1	56.6	2.7%
Investment income - deposit asset on reinsurance
Before tax	$24.9	24.4	2.0%
After tax	19.7	19.3	2.1%
N.M. - Not meaningful.
(1)    The Corporate & Other segment includes interest expense on debt and the impact of investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.